Exhibit 23(a)

We consent to the incorporation by reference in the Registration Statement (No. 33-56282) on Form S-8 of Dataram Corporation and of our report dated July 29, 2010, relating to the consolidated balance sheets of Dataram Corporation and Subsidiaries as of April 30, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended April 30, 2010 which report appears in the April 30, 2010 Annual Report on Form 10-K of Dataram Corporation.

/s/ J.H. COHN LLP

Lawrenceville, New Jersey
July 29, 2010